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                                                                    EXHIBIT 23.2




                          INDEPENDENT AUDITORS' REPORT





We consent to the use in the Registration Statement of Centennial Specialty Foods Corporation on Form SB-2 of our report dated March 25, 2003 on the financial statements of Stokes Ellis Foods, Inc. and Subsidiaries appearing in the Prospectus, which is part of the Registration Statement.

We consent to the use in the Registration Statement of Centennial Specialty Foods Corporation on Form SB-2 of our report dated October 21, 2003 on the financial statements of Centennial Specialty Foods Corporation appearing in the Prospectus, which is part of the Registration Statement.

We also consent to the reference to us under the headings "Experts" in such Prospectus.



                                         /s/ Ehrhardt Keefe Steiner & Hottman PC
                                         Ehrhardt Keefe Steiner & Hottman PC


October 28, 2003
Denver, Colorado